Exhibit 10.1
MATRIA
healthcare
2006 Management Incentive Plan
(MIP)
Corporate Executive Participants
I.	Purpose

The 2006 MIP is designed to provide an incentive for key members of the Matria (Matria or Company) management team to exceed the 2006 Business Plan and reward those management team members with deserving performance by sharing a portion of the profits.

The goals of the 2006 MIP are:
1.	To increase shareholder value.

2.	To achieve and exceed the 2006 Business Plan for Consolidated Matria.

3.	To achieve and exceed the 2006 Business Plan for each Center, Region, Business Unit, and Subsidiary of the Company.

4.	To reward key individuals for demonstrated performance.

5.	To enhance Matria’s ability to attract and retain a highly motivated, superior management team.
II.	Program Period

This program is in effect from January 1, 2006 through December 31, 2006. The program is subject to adjustment by the MIP Compensation Committee at any time during or after the program period. In the event of a program adjustment, an addendum will be published to inform eligible participants.

III.	Participation and Eligibility

Participation and eligibility are determined by the MIP Compensation Committee at its sole discretion. No individual is automatically included in the Matria 2006 MIP. Only those individuals approved by the Compensation Committee and confirmed in writing are eligible. Verbal comments or promises to any employee or past practices are not binding on Matria or any of its subsidiaries in any manner. Employees in a status other than full-time regular are not eligible for participation in the Matria 2006 MIP.

Terminated Employees: If a participant terminates from the Company, the following guidelines will be used for all voluntary or involuntary terminations as well as terminations due to a Reduction in Force:

Incentives are only earned by employees in good standing on the date payment is made. Participants terminating employment prior to the date of payment are not eligible for any incentive payment.

First Time Participants: New management employees hired or promoted into an eligible position will be able to begin participating in the MIP on the first day of the first full month in the eligible position. The Base Bonus will be prorated based on the number of months employed in the eligible position. No incentives will be earned or paid for new hires beginning employment after September 30, 2006.

Existing Participants: Participants who transfer during the period January 1, 2006 through December 31, 2006 from one MIP eligible position to another MIP eligible position, having either a higher or lower Base Bonus or a different financial performance target, will begin participating at the new MIP level and/or financial target on the first day of the first full month in the new position. The participant’s Base Bonus will be prorated for the months employed in each eligible position.

Leave of Absence: Participants who have been on an approved leave of absence for medical or other reasons for greater than 60 cumulative days during the year will receive a prorated portion of their earned Base Bonus. The earned Base Bonus for participants on approved leaves of absence of less than 60 cumulative days will not be prorated based on the period of approved leave. Participants who have been on an approved leave of absence for medical or other reasons for greater than 180 cumulative days during the year will not be eligible to earn any amount of MIP for the year.

IV.	Administration

The MIP Compensation Committee will be responsible for the methods of calculation and administration of the Plan. The Committee will be comprised of the Chairman & CEO; President & Chief Operating Officer; Sr. Vice President, & CFO; and Sr. Vice President & Chief Administrative Officer.

The MIP Compensation Committee may change the plan from time to time in any respect. All decisions made by the MIP Compensation Committee relative to the plan are final and binding. The determination of compliance with the individual objectives established under the plan for an employee shall be made by the MIP Compensation Committee in its sole discretion.

V.	Incentive Determination and Payment

The 2006 MIP provides for the determination of a Base Bonus expressed as a percentage of the participant’s annual salary in effect at the end of the program period or the end of each respective period when a participant transfers from one MIP eligible position to another.

Participants approved for MIP participation as of January 1, 2006 are eligible for a full year’s participation not subject to proration. All incentives earned under the MIP will be measured and paid annually.

VI.	Method of Calculation

Each participant’s incentive will be calculated based on the achievement of financial targets and individual objectives. The stated financial targets will be specific to the performance of Consolidated Matria. Two financial targets are established, one for earnings per share performance and one for net revenue performance of Consolidated Matria. The individual objectives will be comprised of one or more key operational measures and/or major milestone outcomes that are specific to the participant’s position and directly influenced by the participant’s performance. Individual objectives must be approved by Senior Management.

Portions of the participant’s full Base Bonus will be allocated to the earnings per share component, the net revenue component, and the individual objectives component. A minimum of 85% of the earnings per share target must be achieved before any incentive can be earned for net revenue performance and/or individual objectives performance. If 85% of the earnings per share target is not achieved, no MIP amounts can be earned in any component of the MIP. If 85% of the earnings per share target is achieved, both financial components and the individual objectives component of the MIP will operate independent of the other, and if the Base Bonus is not earned in one component, the participant is still eligible to earn the Base Bonus allocated to the other components.
EARNINGS PER SHARE PERFORMANCE

If 100% of the earnings per share target is achieved after the payment of all Corporate and Division MIP amounts, the participant may earn the Base Bonus allocated to the earnings per share performance component of the MIP. If earnings per share is above the earnings per share threshold but below the earnings per share target, a reduced percentage of the Base Bonus allocated to earnings per share may be earned. For earnings per share performance below the threshold, no incentive for this component of the MIP is earned.

If the earnings per share performance target is exceeded after the payment of all Corporate and Division MIP amounts, the participant may earn an Excess Bonus. The Excess Bonus will be expressed as a multiple of the participant’s earned Base Bonus amount, which includes the portions of the Base Bonus earned for the net revenue component, earnings per share component, and individual objectives component. If the earnings per share target is not exceeded, no Excess Bonus can be earned.

NET REVENUE PERFORMANCE

If a minimum of 85% of the earnings per share target is achieved and 100% or more of the net revenue target is achieved, the participant may earn the Base Bonus allocated to the net revenue component of the MIP. For net revenue performance below the target, no incentive for this component of the MIP may be earned.

INDIVIDUAL OBJECTIVES PERFORMANCE

If a minimum of 85% of the earnings per share target is achieved and all of the individual objectives are achieved, the participant may earn the Base Bonus amount allocated to the individual objectives component of the MIP. If some, but not all, of the individual objectives are attained, a partial amount of the Base Bonus allocated to the individual objectives component may be earned on a proportionate basis. For example, if two of three individual objectives were achieved, the participant may earn 2/3 of the Base Bonus amount allocated to individual objectives. If no individual objectives are attained, no incentive is earned for this component of the MIP.
VII.	Miscellaneous

Nothing in the MIP shall be deemed to constitute a contract for the continuance of employment of the participants or bring about a change of status of employment. Neither the action of the Company in establishing this program, nor any provisions hereof, nor any action taken by the Company shall be construed as giving any employee the right to be retained in the employ of the Company for any period of time, or to be employed in any particular position, or at any particular rate of remuneration.

Further, nothing contained herein shall in any manner inhibit the day-to-day conduct of the business of the Company and its subsidiaries, which shall remain within the sole discretion of management of the Company; nor shall any requirements imposed by management or resulting from the conduct of the business of the Company constitute an excuse for, or waiver from, compliance with any goal established under this plan.

No persons shall have any right, vested or contingent, or any claim whatsoever, to be granted any award or receive any payment hereunder, except payments of awards determined and payable in accordance with the specific provisions hereof or pursuant to a specific and properly approved agreement regarding the granting or payment of an award to a designated individual.

Neither this program, nor any payments pursuant to this program, shall affect, or have any application to, any of the Company’s life insurance, disability insurance, sick leave, vacation, medical or other related benefit plans, whether contributory or non-contributory on the part of the employee except as may be specifically provided by the terms of the benefit plan.

All payments pursuant to this program are in gross amounts less applicable withholdings.

Matria reserves the right to apply a participant’s incentive payment against any outstanding obligations owing to the Company.